                                                                                                                           Exhibit 99.1

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, Chief Financial Officer
Chris Reading, Chief Executive Officer
(713) 297-7000
Three Part Advisors
Joe Noyons
(817) 778-8424

U.S. Physical Therapy Reports Record Third Quarter
 And Nine Months Results

Management Revises 2019 Earnings Guidance

Houston, TX, November 7, 2019   – U.S. Physical Therapy, Inc. ("USPH" or the “Company”) (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the third quarter and nine months ended September 30, 2019.

For the third quarter ended September 30, 2019, USPH’s Operating Results (as defined below) increased 11.7% to $9.0 million, or $0.71 per diluted share, as compared to $8.1 million, or $0.64 per diluted share, in the third quarter of 2018. For the nine months ended September 30, 2019, USPH’s Operating Results increased 13.7% to $27.8 million, or $2.18 per diluted share, as compared to $24.5 million, or $1.93 per diluted share, in the first nine months of 2018. Operating Results, a non-Generally Accepted Accounting Principle (“GAAP”) measure, equals net income attributable to USPH shareholders per the consolidated statements of net income less the gain on the sale of a partnership interest as described below.  The earnings per share from Operating Results also excludes the impact of the revaluation of redeemable non-controlling interest. On June 30, 2019, the Company sold its 50% interest in one physical therapy partnership to the group’s founders for $11.6 million and recognized a pre-tax gain of $5.8 million on the sale.

For the third quarter ended September 30, 2019, USPH’s net income attributable to its shareholders was $9.0 million, as compared to $8.1 million in the third quarter of 2018. Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the recent quarter, the amount is $8.4 million, or $0.66 per share, as compared to $1.7 million, or $0.13 per share for the third quarter of 2018.  For the nine months ended September 30, 2019, USPH’s net income attributable to its shareholders, in accordance with GAAP, was $32.1 million as compared to $24.5 million for the comparable period of 2018. Inclusive of the charge for revaluation of non-controlling interest, net of tax, used to compute diluted earnings per share, in accordance with GAAP, in the recent nine months, the amount is $24.2 million, or $1.90 per share, as compared to $11.1 million, or $0.88 per share for the third quarter of 2018.  In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged directly to retained earnings but is included in the earnings per basic and diluted share calculation.  See the schedule on page 9 for the computation of diluted earnings per share.

U.S. Physical Therapy Press Release	Page 2
November 7, 2019

Third Quarter 2019 Compared to Third Quarter 2018

•
Net revenues increased $4.1 million, or 3.7%, from $113.1 million in the third quarter of 2018, to $117.2 million in the third quarter of 2019, due to an increase in net patient revenues from physical therapy operations, internal growth, new clinic development and an acquisition, and an increase in the revenue from the industrial injury prevention business, due to internal growth and an acquisition. Included in the third quarter of 2018 was revenue of $5.9 million for clinics within the partnership sold on June 30, 2019.   The third quarter of 2019 had 64 business days versus 63 in the third quarter of 2018.

•
Despite the loss of net patient revenues in the clinics of the sold partnership mentioned previously, net patient revenues from physical therapy operations increased $1.0 million, or 1.0%, to $104.4 million in the third quarter of 2019 from $103.4 million in the third quarter of 2018 due to an increase in total patient visits of 1.7% from 980,000 to 996,000 offset by a decrease in the average net patient revenue per visit of $0.68 to $104.80 from $105.48. The reduction in net rate is largely attributable to an $825,000 overpayment relating to a single payor for one partnership of which $525,000 affected the third quarter of 2019.  The overpayment was discovered by management this summer. It occurred over several years and following a thorough review was accounted for in the two recent quarterly periods. Of the $1.0 million increase in net patient revenues, $1.6 million of the increase related to clinics opened or acquired after September 30, 2018 (“New Clinics”).  Net patient revenues related to clinics opened or acquired prior to October 1, 2018 excluding the clinics sold (“Mature Clinics”), increased by $5.3 million. Net patient revenues related to the clinics sold was $5.9 million in the third quarter of 2018.  Revenue from physical therapy management contracts was $2.2 million for the third quarter of 2019 and $1.9 million for the third quarter 2018.

•
Revenue from the industrial injury prevention business increased 36.6% to $9.9 million in the third quarter of 2019 compared to $7.3 million in the third quarter 2018 due to internal growth and an acquisition in April 2019.  Other miscellaneous revenue was $0.7 million in the third quarter of 2019 and $0.6 million in the third quarter of 2018.

•
Total operating costs were $89.9 million, or 76.7% of net revenues, in the third quarter of 2019 as compared to $87.1 million, or 76.9% of net revenues, in the third quarter of 2018. The $2.8 million increase was attributable to $1.4 million in operating costs related to Mature Clinics, an increase of $3.9 million related to New Clinics, an increase of $2.8 million related to the industrial injury prevention business including a recent acquisition and $0.3 million in integration costs incurred related to the recent acquisition and an increase in management contracts costs of $0.2 million offset by a reduction in expenses related to the clinics sold of $5.5 million. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 56.9% of net revenues in the recent quarter versus 57.0% in the third quarter of 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.9% in the third quarter of 2019 versus 19.1% in the third quarter of 2018. The provision for doubtful accounts as a percentage of net revenue was 0.8% for both periods.

•
The gross profit for the third quarter of 2019 grew by 5.0%, or $1.3 million, to $27.4 million, as compared to $26.1 million in the third quarter of 2018. The gross profit percentage was 23.3% of net revenue in the recent period as compared to 23.1% in the 2018 third quarter. The gross profit percentage for the Company’s physical therapy clinics increased by 110 basis points to 23.9% in the recent quarter as compared to 22.8% in the third quarter of 2018. The gross profit percentage on physical therapy management contracts increased by 130 basis points to 11.2% in the 2019 third quarter as compared to 9.9% in the 2018 third quarter. The gross profit for the industrial injury prevention business, after $0.3 million in acquisition integration costs, was $2.0 million, or 19.9%, in the recent quarter as compared to $2.2 million, or 29.7%, in the 2018 period.

•
Corporate office costs were $10.6 million in the third quarter of 2019 and in the third quarter of 2018. Corporate office costs were 9.0% of net revenues for the third quarter of 2019 quarter as compared to 9.4% for the third quarter of 2018.

•
Operating income for the third quarter of 2019 increased 9.0% to $16.8 million as compared to $15.4 million in the third quarter of 2018. Operating income as a percentage of net revenue increased by 70 basis points from 13.6% in the 2018 period to 14.3% in the recent quarter.

•	Interest expense was $0.6 million in the third quarter of 2019 and in the third quarter of 2018.

•
The provision for income tax for the third quarter of 2019 was $3.2 million and $3.0 million in the 2018 third quarter. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 26.1% for the third quarter of 2019 and 27.0% for the third quarter of 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $1.6 million in the third quarter of 2019 and $1.3 million in the third quarter of 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $2.4 million in the third quarter of 2019 and $2.5 million in the 2018 third quarter.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 4.0% in the most recent quarter. Visits increased 4.0% for de novo and acquired clinics open for one year or more while the same store net rate remained consistent. Revenues and visits were adjusted to reflect the same number of operating days in both periods.

U.S. Physical Therapy Press Release	Page 3
November 7, 2019

First Nine Months 2019 Compared to First Nine Months 2018

•
Net revenues increased $23.3 million, or 6.9%, from $336.6 million in the first nine months of 2018, to $359.9 million in the first nine months of 2019, primarily due to an increase in net patient revenues from physical therapy operations due to internal growth and new clinic development plus an acquisition, and an increase in the revenue from the industrial injury prevention business due to internal growth and acquisitions.

•
Net patient revenues from physical therapy operations increased $14.5 million, or 4.7%, to $324.4 million in the first nine months of 2019 from $309.9 million in the first nine months of 2018 due to an increase in total patient visits of 4.1% from 2,935,000 to 3,055,000 and an increase in the average net patient revenue per visit to $106.17 from $105.60. The net rate was affected by an $825,000 overpayment relating to a single payor for one partnership.  The overpayment was discovered by management this summer. It occurred over several years and following a thorough review was accounted for in the two recent quarterly periods. Of the $14.5 million increase in net patient revenues, $16.5 million related to Mature Clinics and $3.7 million related to New Clinics. The net patient revenues related to the clinics sold on June 30, 2019 had the effect of reducing total net revenues by $5.7 million in the first nine months of 2019 (only six months included - $17.9 million) compared to the same period in 2018 (nine months included - $12.2 million). Revenue from physical therapy management contracts was $6.5 million for the first nine months of 2019 and $6.3 million for the 2018 comparable period.

•
Revenue from the industrial injury prevention business increased 47.4% to $27.1 million in the first nine months of 2019 compared to $18.4 million in the first nine months of 2018 due to internal growth and recent acquisitions.  Other miscellaneous revenue was $1.8 million in the first nine months of 2019 and $1.9 million in the first nine months of 2018.

•
Total operating costs were $274.3 million, or 76.2% of net revenues, in the first nine months of 2019 as compared to $260.1 million, or 77.3% of net revenues, in the first nine months of 2018. The $14.2 million increase was attributable to $7.9 million in operating costs related to Mature Clinics, an increase of $4.1 million related to New Clinics, an increase of $6.9 million related to the industrial injury prevention business and an increase in management contracts costs of $0.6 million offset by a reduction in expenses related to the clinics sold of $5.3 million. Total salaries and related costs, including physical therapy operations and the industrial injury prevention business, were 56.6% of net revenues in the recent quarter versus 56.9% in the first nine months of 2018. Rent, supplies, contract labor and other costs as a percentage of net revenues were 18.7% in the first nine months of 2019 versus 19.5% in the first nine months of 2018. The provision for doubtful accounts as a percentage of net revenue was 0.9% for both periods.

•
The gross profit for the first nine months of 2019 grew by 11.9% or $9.1 million to $85.5 million, as compared to $76.4 million in the first nine months of 2018. The gross profit percentage increased by 110 basis points to 23.8% of net revenue in the recent period as compared to 22.7% in the first nine months of 2018. The gross profit percentage for the Company’s physical therapy clinics increased by 130 basis points to 23.9% in the recent period as compared to 22.6% in the first nine months of 2018. The gross profit percentage on physical therapy management contracts was 15.0% in the 2019 first nine months as compared to 22.0% in the 2018 first nine months. The gross profit for the industrial injury prevention business was $6.5 million, or 24.0%, in the 2019 first nine months as compared to $4.5 million, or 24.2%, in the comparable 2018 period.

•
Corporate office costs were $33.4 million in the first nine months of 2019 compared to $30.9 million in the first nine months of 2018. Corporate office costs were 9.3% of net revenues for the first nine months of 2019 quarter as compared to 9.2% for the first nine months of 2018.

•
Operating income for the first nine months of 2019 increased 14.6% to $52.1 million as compared to $45.5 million in the first nine months of 2018. Operating income as a percentage of net revenue increased by 100 basis points from 13.5% in the 2018 period to 14.5% in the first nine months of 2019.

•	The gain of $5.8 million in the first nine months of 2019 resulted from a sale of partnership interest. See prior discussion.

•	Interest expense was $1.5 million in the first nine months of 2019 and $1.7 million in first nine months of 2018.

•
The provision for income tax for the first nine months of 2019 was $11.2 million and $8.7 million in the first nine months of 2018. The provision for income tax as a percentage of income before taxes less net income attributable to non-controlling interest was 25.9% for the first nine months of 2019 and 26.3% for the first nine months of 2018.

•
Net income attributable to non-controlling interests (permanent equity) was $5.0 million in the first nine months of 2019 and $3.9 million in the first nine months of 2018.  Net income attributable to redeemable non-controlling interests (temporary equity) was $8.2 million in the first nine months of 2019 and $6.8 million in the first nine months of 2018.

•
Same store revenues for de novo and acquired clinics open for one year or more increased 5.8% in the first nine months of 2019. Visits increased 5.3% for de novo and acquired clinics open for one year or more while the same store net rate increased 0.5%.

U.S. Physical Therapy Press Release	Page 4
November 7, 2019

Other Financial Measures

For the third quarter of 2019, the Company's Adjusted EBITDA increased by 8.4% to $17.0 million from $15.6 million in the comparable 2018 quarter and as a percentage of net revenue increased by 70 basis points from 13.8% to 14.5%. For the first nine months of 2019, the Company's Adjusted EBITDA increased by 10.8% to $51.6 million from $46.6 million in the comparable 2018 period and as a percentage of net revenue increased by 60 basis points from 13.8% to 14.4%. See definition and explanation of Adjusted EBITDA in the schedule on page 9.

Management’s Comments

Chris Reading, Chief Executive Officer, said, “Our Company had a lot going on in the third  quarter and I want to underscore a few important areas including continued strong same store visit growth; improved margins in our physical therapy business; the first quarter following the sale of a portion of a physical therapy partnership that was no longer part of our long-term plan; and continued growth of our industrial injury prevention business following a third acquisition with integration related activities and costs plus further meaningful investment in the infrastructure and management of that business designed to position us for long-term growth.”
Reading continued, “As we have done for many years, we have tried to thoughtfully add to our strong foundation of partner-centric companies, pare areas which are no longer bearing adequate fruit or are outside of the framework of our long-term vision, and most important to invest our time, money and other resources where we believe we can further create substantial long-term shareholder value.  We look forward to discussing our progress in all of those key areas on our earnings call later today.”

Management Revises 2019 Earnings Guidance

U.S. Physical Therapy’s management is revising 2019 earnings guidance from Operating Results, a non-GAAP measure, to the range of $ 35.6 million to $37.0 million or $2.80 to $2.90 per share. The change is attributable to now expected lower than previously anticipated earnings from the Company’s industrial injury prevention business in the fourth quarter and a slightly lower average net rate from physical therapy operations in the period. On March 7th, the Company issued initial 2019 earnings guidance in the range of $35.1 million to $36.4 million or $2.76 to $2.85 per share. On April 11th, in conjunction with an acquisition, the Company raised guidance to the range of $35.9 million to $37.3 million or $2.82 to $2.92 per share. On August 8th, the Company issued guidance in the range of $36.6 million to $37.9 million or $2.87 to $2.97 per share. All earnings ranges are based on an assumed annual statutory corporate tax rate of 26.5%.  Please note that the Company’s earnings guidance represents projected Operating Results from existing operations but excludes future acquisitions. The annual guidance figures may not be updated unless there is a material development that causes management to believe that Operating Results will be significantly outside the given range.

U.S. Physical Therapy Quarterly Dividend

The fourth quarterly dividend for 2019 of $0.30 per share will be paid on December 13, 2019 to shareholders of record as of November 18, 2019.  U.S. Physical Therapy began paying quarterly dividends in 2011 and has increased the dividend amount at least annually every year since.

Operating Leases – Right-to-Use Assets and Lease Liability

The Company implemented the new lease accounting standard beginning January 1, 2019.  As of September 30, 2019, the adoption has resulted in $79.8 million of right-to-use assets and $84.6 million of operating lease liabilities, of which $25.6 million was classified as a current liability, in the consolidated balance sheet. For a detailed discussion of the new lease accounting standard refer to the Company’s Annual Report on Form 10-K filed with the SEC on March 18, 2019.

Third Quarter 2019 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on November 7, 2019 to discuss the Company's Quarter and Nine Months Ended September 30, 2019 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 5745049 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until February 7, 2020 at U.S. Physical Therapy’s website.

U.S. Physical Therapy Press Release	Page 5
November 7, 2019

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

•	changes as the result of government enacted national healthcare reform;
•	changes in Medicare rules and guidelines and reimbursement or failure of our clinics to maintain their Medicare certification and/or enrollment status;
•	revenue we receive from Medicare and Medicaid being subject to potential retroactive reduction;
•	business and regulatory conditions including federal and state regulations;
•	governmental and other third party payor inspections, reviews, investigations and audits, which may result in sanctions or reputational harm and increased costs;
•	compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
•	changes in reimbursement rates or payment methods from third party payors including government agencies, and changes in the deductibles and co-pays owed by patients;
•	revenue and earnings expectations;
•	legal actions, which could subject us to increased operating costs and uninsured liabilities;
•	general economic conditions;
•	availability and cost of qualified physical therapists;
•	personnel productivity and retaining key personnel;
•
competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;

•	acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
•	maintaining our information technology systems with adequate safeguards to protect against cyber-attacks;
•
a security breach of our or our third party vendors’ information technology systems may subject us to potential legal action and reputational harm and may result in a violation of the Health Insurance Portability and Accountability Act of 1996 of the Health Information Technology for Economic and Clinical Health Act;

•	maintaining adequate internal controls;
•	maintaining necessary insurance coverage;
•	availability, terms, and use of capital; and
•	weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.
About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 574 outpatient physical therapy clinics in 41 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 26 physical therapy facilities for unaffiliated third parties, including hospitals and physician groups. The Company also has an industrial injury prevention business which provides onsite services for clients’ employees including injury prevention and rehabilitation, performance optimization, post-offer employment testing, functional capacity evaluations, and ergonomic assessments.
More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. Physical Therapy Press Release	Page 6
November 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF NET INCOME
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018

Net patient revenues	$104,392	$103,354	$324,405	$309,895
Other revenues	12,859	9,768	35,450	26,667
Net revenues	117,251	113,122	359,855	336,562
Operating costs:
Salaries and related costs	66,748	64,524	203,684	191,410
Rent, supplies, contract labor and other	22,166	21,654	67,236	65,598
Provision for doubtful accounts	962	890	3,408	3,102
Closure costs	3	(22)	12	8
Total operating costs	89,879	87,046	274,340	260,118

Gross profit	27,372	26,076	85,515	76,444

Corporate office costs	10,556	10,643	33,376	30,934
Operating income	16,816	15,433	52,139	45,510

Other income and expense
Gain on sale of partnership interest	-	-	5,823	-
Interest and other income, net	7	16	27	70
Interest expense - debt and other	(557)	(579)	(1,522)	(1,677)

Income before taxes	16,266	14,870	56,467	43,903

Provision for income taxes	3,197	2,991	11,223	8,734

Net income	13,069	11,879	45,244	35,169

Less: net income attributable to non-controlling interests:
Non-controlling interests - permanent equity	(1,643)	(1,321)	(4,982)	(3,902)
Redeemable non-controlling interests - temporary equity	(2,379)	(2,456)	(8,152)	(6,802)
	(4,022)	(3,777)	(13,134)	(10,704)

Net income attributable to USPH shareholders	$9,047	$8,102	$32,110	$24,465

Basic and diluted earnings per share attributable to USPH shareholders	$0.66	$0.13	$1.90	$0.88

Shares used in computation - basic and diluted	12,774	12,685	12,750	12,660

Dividends declared per common share	$0.30	$0.23	$0.84	$0.69

U.S. Physical Therapy Press Release	Page 7
November 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2019	December 31, 2018
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$27,856	$23,368
Patient accounts receivable, less allowance for doubtful accounts of $2,569 and $2,672, respectively	47,118	44,751
Accounts receivable - other	10,462	6,742
Other current assets	7,098	4,353
Total current assets	92,534	79,214
Fixed assets:
Furniture and equipment	54,464	52,611
Leasehold improvements	31,948	31,712
Fixed assets, gross	86,412	84,323
Less accumulated depreciation and amortization	65,040	64,154
Fixed assets, net	21,372	20,169
Operating lease right-of-use assets	79,793	-
Goodwill	316,639	293,525
Other identifiable intangible assets, net	53,385	48,828
Other assets	1,470	1,430
Total assets	$565,193	$443,166

LIABILITIES, REDEEMABLE NON-CONTROLLING INTERESTS, USPH SHAREHOLDERS’ EQUITY AND NON-CONTROLLING INTERESTS
Current liabilities:
Accounts payable - trade	$2,863	$2,019
Accrued expenses	33,573	38,493
Current portion of operating lease liabilities	25,644	-
Current portion of notes payable	718	1,434
Total current liabilities	62,798	41,946
Notes payable, net of current portion	4,292	402
Revolving line of credit	51,000	38,000
Deferred taxes	10,336	9,012
Deferred rent	-	2,159
Operating lease liabilities, net of current portion	58,921	-
Other long-term liabilities	718	829
Total liabilities	188,065	92,348

Redeemable non-controlling interests	139,801	133,943

U.S. Physical Therapy, Inc. ("USPH") shareholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,988,894 and 14,899,233 shares issued, respectively	150	149
Additional paid-in capital	85,828	80,028
Retained earnings	181,135	167,396
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total USPH shareholders’ equity	235,485	215,945
Non-controlling interests	1,842	930
Total USPH shareholders' equity and non-controlling interests	237,327	216,875
Total liabilities, redeemable non-controlling interests, USPH shareholders' equity and non-controlling interests	$565,193	$443,166

U.S. Physical Therapy Press Release	Page 8
November 7, 2019

U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)
	Nine Months Ended
	September 30, 2019	September 30, 2018
OPERATING ACTIVITIES
Net income including non-controlling interests	$45,244	$35,169
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	7,377	7,335
Provision for doubtful accounts	3,408	3,102
Equity-based awards compensation expense	5,262	4,453
Deferred income taxes	3,680	(3,099)
Gain on sale of partnership interest	(5,823)	-
Other	120	128
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(8,171)	(1,092)
Increase in accounts receivable - other	(1,006)	(3,954)
(Increase) decrease in other assets	(2,744)	233
(Decrease) increase in accounts payable and accrued expenses	(440)	9,742
(Decrease) increase in other liabilities	(443)	1,988
Net cash provided by operating activities	46,464	54,005

INVESTING ACTIVITIES
Purchase of fixed assets	(7,428)	(5,307)
Purchase of majority interest in businesses	(30,365)	(16,303)
Purchase of redeemable non-controlling interest, temporary equity	(5,699)	-
Purchase of non-controlling interest, permanent equity	(138)	(272)
Proceeds on sale of partnership interest, net	11,601	-
Proceeds on sale of fixed assets	64	2
Net cash used in investing activities	(31,965)	(21,880)

FINANCING ACTIVITIES
Distributions to non-controlling interests, permanent and temporary equity	(10,862)	(10,470)
Cash dividends paid to shareholders	(10,723)	(8,746)
Proceeds from revolving line of credit	110,000	79,000
Payments on revolving line of credit	(97,000)	(79,000)
Payments to settle mandatorily redeemable non-controlling interests	-	(265)
Principal payments on notes payable	(1,409)	(2,294)
Other	(17)	(42)
Net cash used in financing activities	(10,011)	(21,817)

Net increase in cash and cash equivalents	4,488	10,308
Cash and cash equivalents - beginning of period	23,368	21,933
Cash and cash equivalents - end of period	$27,856	$32,241

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$9,458	$8,957
Interest	$1,412	$1,705
Non-cash investing and financing transactions during the period:
Purchase of businesses - seller financing portion	$4,300	$950
Purchase of business - payable to common shareholders of acquired business	$502	$-
Notes payable related to purchase of redeemable non-controlling interest, temporary equity	$283	$-
Notes receivable related to sale of partnership interest - redeemable non-controlling interest	$2,870	$-

U.S. Physical Therapy Press Release	Page 9
November 7, 2019
U. S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES

OPERATING RESULTS AND ADJUSTED EBITDA
(IN THOUSANDS, EXCEPT PER SHARE DATA)
(unaudited)

The following tables provide detail of the diluted earnings per share computation and reconcile net income attributable to USPH shareholders calculated in accordance with GAAP to Operating Results and Adjusted EBITDA. Management believes providing Operating Results and Adjusted EBITDA to investors is useful information for comparing the Company's period-to-period results.

Operating Results per share, a non-GAAP measure, equals net income attributable to USPH shareholders per the consolidated statement of net income, and excludes the impact of the gain on the sale of a partnership interest and the revaluation of redeemable non-controlling interest, net of tax, to calculate earnings per share. In accordance with current accounting guidance, the revaluation of redeemable non-controlling interest, net of tax, is not included in net income but charged directly to retained earnings and is included in the earnings per basic and diluted share calculation.
Management uses Operating Results, which eliminates certain items described above that can be subject to volatility and unusual costs, as one of the principal measures to evaluate and monitor financial performance period over period.  Management believes that Operating Results is useful information for investors to use in comparing the Company's period-to-period results as well as for comparing with other similar businesses since most do not have mandatorily redeemable instruments and therefore have different liability and equity structures.

Adjusted EBITDA is defined as net income attributable to USPH shareholders before interest income, interest expense, taxes, depreciation, amortization, equity-based awards compensation expense and gain on sale of partnership interest.   Management believes reporting Adjusted EBITDA is useful information for investors in comparing the Company’s period-to-period results as well as comparing with similar businesses which report adjusted EBITDA as defined by their company.

Operating Results and Adjusted EBITDA are not measures of financial performance under GAAP. Adjusted EBITDA and Operating Results should not be considered in isolation or as an alternative to, or substitute for, net income attributable to USPH shareholders presented in the consolidated financial statements.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Computation of earnings per share - USPH shareholders:
Net income attributable to USPH shareholders	$9,047	$8,102	$32,110	$24,465
Charges to retained earnings:
Revaluation of redeemable non-controlling interest	$(922)	$(8,680)	(10,752)	(18,105)
Tax effect at statutory rate (federal and state) of 26.25%	242	2,279	2,822	4,753
	$8,367	$1,701	$24,180	$11,113

Earnings per share (basic and diluted)	0.66	$0.13	$1.90	$0.88

Adjustments:
Gain on sale of partnership interest	-	-	(5,823)	-
Revaluation of redeemable non-controlling interest	922	8,680	10,752	18,105
Tax effect at statutory rate (federal and state) of 26.25%	(242)	(2,279)	(1,293)	(4,753)
Operating Results	$9,047	$8,102	$27,816	$24,465

Basic and diluted Operating Results per share	$0.71	$0.64	$2.18	$1.93

Shares used in computation - basic and diluted	12,774	12,685	12,750	12,660

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018

Net income attributable to USPH shareholders	$9,047	$8,102	$32,110	$24,465

Adjustments:
Depreciation and amortization	2,457	2,469	7,377	7,335
Gain on sale of partnership interest	-	-	(5,823)	-
Interest income	(7)	(16)	(27)	(70)
Interest expense - debt and other	557	579	1,522	1,677
Provision for income taxes	3,197	2,991	11,223	8,734
Equity-based awards compensation expense	1,704	1,516	5,262	4,453

Adjusted EBITDA	$16,955	$15,641	$51,644	$46,594

U.S. Physical Therapy Press Release	Page 10
November 7, 2019

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

March 31, 2018	580
June 30, 2018	581
September 30, 2018	588
December 31, 2018	591

March 31, 2019	590
June 30, 2019	564
September 30, 2019	574